Exhibit 10.1
AMENDMENT NO. 2 AND
REFINANCING AMENDMENT
This Amendment No. 2 and Refinancing Amendment, dated as of March 29, 2017 (this “Refinancing Amendment”), by and among Boyd Gaming Corporation, a Nevada corporation (the “Borrower”), each Lender party hereto (each, a “Refinancing Term B Lender”) and Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, “Administrative Agent”) for (and on behalf of) the Lenders under the Credit Agreement referred to below.

RECITALS:

WHEREAS, reference is hereby made to the Third Amended and Restated Credit Agreement, dated as of August 14, 2013 (as it may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined in the Credit Agreement and not otherwise defined herein being used herein as therein defined), among the Borrower, the Lenders party thereto from time to time, the Administrative Agent, the L/C Issuer and the Swing Line Lender;

WHEREAS, the Borrower has requested (a) Other Term Commitments (the “Refinancing Term B Commitments”) for a refinancing of all of the Borrower’s Term B-1 Loans and Term B-2 Loans in an amount equal to $1,264,500,000 constituting Credit Agreement Refinancing Indebtedness and an Other Term Facility pursuant to Section 2.19 of the Credit Agreement (the “Refinancing Term B Facility”, and the loans thereunder, the “Refinancing Term B Loans”) and (b) certain additional amendments to the Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO EXISTING LOAN DOCUMENTS

SECTION 1.    Amendments to Credit Agreement. On the Refinancing Effective Date (as defined below) but effective as of the date hereof, the Credit Agreement is hereby amended as follows:

(a)The definition of “EBITDA” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Consolidated EBITDA” means, for any period, the Borrower and its Restricted Subsidiaries’ consolidated earnings (including net earnings attributable to noncontrolling interests held by third parties in Restricted Subsidiaries) before interest expense, taxes, depreciation, amortization, non-cash rent expense, preopening expenses, share-based compensation expense, non-cash change in value of derivative instruments, interest costs associated with derivative instruments not otherwise included in interest expense, non-cash litigation accruals, charges or expenses relating to the modification or early retirement of debt, non-recurring losses (or gains) (provided, that for purposes of determining Consolidated EBITDA for any period which includes the fiscal quarter ended September 30, 2016, solely for purposes of determining the Applicable Rate, the Borrower’s gain in the amount of $308,197,783.85 in connection with its sale of its and its Subsidiaries’ interests in the Borgata Hotel Casino & Spa shall not be deducted), non-cash losses (or gains), acquisition and merger related charges, all as determined in accordance with GAAP (“EBITDA”), plus (a) cash dividends and distributions paid to the Borrower and its Restricted Subsidiaries from any Person that is not a Restricted Subsidiary, provided that the cumulative amount of such cash dividends and distributions included in Consolidated EBITDA shall not exceed the cumulative amount of the Borrower’s and its Restricted Subsidiaries’ share of the Consolidated EBITDA of such Person, plus (or minus) (b) any loss (or gain) arising from a change in GAAP, plus (or minus) (c) any non-cash loss, costs or expenses (or non-cash gain or income) resulting from adjustments to any earn out obligation or other contingent consideration and any loss or income resulting from an earn out obligation or other contingent consideration being paid or no longer being contingent, plus (d) the Estimated Business Interruption Insurance for such period (notwithstanding any classification of the affected operations as discontinued operations or any disposal of such operations), plus (e) at the election of the Borrower, the amount of “run rate” cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or with respect to which steps (x) have been initiated (in the good faith determination of the Borrower) during such period or (y) as of the Amendment Effective Date or the date of any Specified Transaction, are reasonably expected to be initiated within twelve (12) months of the Amendment Effective Date or the date of the Specified Transaction, as applicable, in each case calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized during the entirety of such period and net of the amount of actual benefits realized during such period from such actions; provided that (i) a duly completed certificate of a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the applicable financial statements, providing reasonable detail with respect to such cost savings and synergies and certifying that such cost savings and synergies are reasonably expected to be realized within twelve (12) months of the earlier of the taking of such specified actions and the closing date of the Specified Transaction (or, in the case of steps reasonably expected to be initiated within twelve (12) months of the Amendment Effective Date, are reasonably expected to be realized within eighteen (18) months of the Amendment Effective Date) and are factually supportable in the good faith judgment of the Borrower, (ii) no cost savings or synergies shall be added pursuant to this clause (e) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, and (iii) projected cost savings and synergies not yet realized for any period of time may no longer be added in calculating Consolidated EBITDA pursuant to this clause (e) more than twelve (12) months after the earlier of the taking of such specified actions and the closing date of the Specified Transaction (or, in the case of steps reasonably expected to be initiated within twelve (12) months of the Amendment Effective Date, more than eighteen (18) months after the Amendment Effective Date); provided, that the aggregate amount of additions made to Consolidated EBITDA for any period pursuant to this clause (e) shall not (i) exceed 10.0% of Consolidated EBITDA for any Test Period (after giving effect to this clause (e)) or (ii) be duplicative of one another, plus (f) non-recurring charges and expenses relating to any Specified Transaction, including without limitation, measurement period adjustments, the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in any line item in such Person's consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, integration costs, personnel restructuring, relocation or integration costs, one-time compensation charges and the amount of any signing, retention and completion bonuses, minus (g) any business interruption insurance received or expected to be received and included in the calculation of consolidated earnings of the Borrower and its Restricted Subsidiaries for such period, in each case without duplication. “Consolidated EBITDA” shall exclude the Consolidated EBITDA of each Unrestricted Subsidiary and all Subsidiaries of any Unrestricted Subsidiary. If and to the extent that any non-cash litigation accruals have not been included in the computation of Consolidated EBITDA, the amount of any non-appealable judgment or the cash payment in respect of any settlement or judgment in respect thereof (net of any assets acquired in connection with such settlement or judgment) in any future period shall be subtracted from Consolidated EBITDA.

(b)The final proviso in the definition of “Eurodollar Rate” in Section 1.01 of the Credit Agreement is hereby amended by deleting the following language: “that (i) when used in connection with the Term B-1 Facility, the Eurodollar Rate shall in no event be less than 1.00% per annum and (ii)” in its entirety where it appears in the definition of “Eurodollar Rate”.

(c)The first sentence of Section 2.15(d) of the Credit Agreement is hereby amended by removing the word “and” at the end of clause (x) thereof, by re-numbering clause (xi) thereof as clause (xii) and by adding a new clause (xi) thereto as follows: “(xi) the Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Pledged Property, together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto and such other flood diligence items and evidence of compliance with flood insurance requirements set forth in this Agreement as the Administrative Agent may reasonably request and”.

(d)The penultimate sentence of Section 2.19(a) of the Credit Agreement is hereby amended by removing the word “and” at the end of clause (i) thereof, by re-numbering clause (ii) thereof as clause (iii) and by adding a new clause (ii) thereto as follows: “(ii) in the case of any Refinancing Amendment in respect of Other Term Loans, Other Term Commitments, Other Revolving Loans or Other Revolving Commitments which would have a maturity date later than the Term Loans or Revolving Loans, as applicable, being refinanced, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Pledged Property, together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto and such other flood diligence items and evidence of compliance with flood insurance requirements set forth in this Agreement as the Administrative Agent may reasonably request and”.

(e)Section 2.20(e) of the Credit Agreement is hereby amended by removing the word “and” at the end of clause (i) thereof, by re-numbering clause (ii) thereof as clause (iii) and by adding a new clause (ii) thereto as follows: “(ii) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Pledged Property, together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto and such other flood diligence items and evidence of compliance with flood insurance requirements set forth in this Agreement as the Administrative Agent may reasonably request and”.

(f)Section 6.13(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(c)     Within 60 days of the acquisition by the Borrower or any Significant Subsidiary of any fee interest in real property or any vessel used in the casino or hotel business of the Borrower or any Significant Subsidiary (other than Excluded Property) and receipt of all necessary approvals under Gaming Laws (as such 60-day deadline may be extended by the Administrative Agent in its reasonable discretion), the Borrower shall deliver or cause any Significant Subsidiary to deliver, a Deed of Trust or First Preferred Ship Mortgage, as applicable, with respect thereto, together with such title insurance (in the case of real property) and other ancillary documents as may be requested by the Administrative Agent, including without limitation documentation of a type similar to that described in Sections 1(c)(ii) and (iii) of Article IV of Amendment No. 1, that described in Sections 2(d)(ii) and (iii) of Article V of Amendment No. 1 and that described in items 1 and 2 of Schedule 6.13, as applicable; provided that in the case of real property, at least 45 days prior to delivery of the applicable Deed of Trust, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such property shall be delivered to the Administrative Agent, together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto and such other flood diligence items and evidence of compliance with flood insurance requirements set forth in this Agreement as the Administrative Agent may reasonably request; provided further that no real property or vessel having a fair market value of less than $25,000,000 shall be required to be pledged hereunder. The Borrower hereby agrees to, and to cause each applicable Significant Subsidiary to, use commercially reasonable efforts to obtain all necessary approvals under Gaming Laws in connection with the foregoing requirements.”

ARTICLE II

AGREEMENT TO PROVIDE REFINANCING TERM B COMMITMENTS

SECTION 1.    Refinancing Term B Commitments.

(a)Each Refinancing Term B Lender acknowledges and agrees that upon the occurrence of the Refinancing Effective Date (a) it shall be bound under this Refinancing Amendment and (b) with respect to the Refinancing Term B Commitments it shall be bound under the Credit Agreement as a Lender holding an “Other Term Commitment” (as defined in the Credit Agreement), and that such Refinancing Term B Lender shall become (or, in the case it is already a Lender under the Credit Agreement, shall continue to be) a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall perform all the obligations of and shall have all rights of a Lender thereunder. Each Refinancing Term B Lender hereby agrees to provide its respective Refinancing Term B Commitment as set forth on Schedule A on the terms set forth in this Refinancing Amendment, and its Refinancing Term B Commitment shall be binding as of the Refinancing Effective Date.

SECTION 2.    Credit Agreement. By executing this Refinancing Amendment, each Refinancing Term B Lender (i) confirms that it has received a copy of the Credit Agreement and this Refinancing Amendment and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Refinancing Amendment; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Refinancing Term B Lender and as a Lender.

ARTICLE III

CONDITIONS TO EFFECTIVENESS OF THE REFINANCING AMENDMENT AND REFINANCING TERM B COMMITMENTS

This Refinancing Amendment and the Refinancing Term B Commitments shall become effective on the date (the “Refinancing Effective Date”) on which each of the following conditions is satisfied or waived:

SECTION 1.    The Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party (as applicable) and each in form and substance reasonably satisfactory to the Administrative Agent:

(g)executed counterparts of (i) this Refinancing Amendment from the Borrower, the Administrative Agent, each Lender having a Refinancing Term B Commitment as set forth on Schedule A and the Required Lenders (with the “Required Lenders” being determined after giving effect to the Refinancing Term B Commitments) and (ii) an affirmation agreement in substantially the form of Exhibit A, duly executed by each Loan Party;

(h)favorable opinions of Morrison & Foerster LLP and of McDonald Carano Wilson LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Refinancing Term B Lender, which shall cover such matters as the Administrative Agent may reasonably request;

(i)a certificate of a Responsible Officer of the Borrower and each Guarantor (i) certifying that before and after the Refinancing Effective Date and as of the Refinancing Effective Date each of the representations and warranties made by the Borrower and the other Loan Parties in or pursuant to the Loan Documents to which it is a party, as amended hereby, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects as of such earlier date) and except for representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement which shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Credit Agreement, (ii) certifying that before and after the Refinancing Effective Date and as of the Refinancing Effective Date no Default or Event of Default exists or would exist from the making of Refinancing Term B Loans and (iii) certifying and attaching such certificates of resolutions of each Loan Party approving or consenting to the Refinancing Term B Loans.

(j)evidence that all obligations in respect of the “Term B-1 Loans” and “Term B-2 Loans” under and as defined in the Credit Agreement shall have been repaid in full or will be refinanced with the proceeds of Term B-1 Loans and Term B-2 Loans made on the Refinancing Effective Date;

(k)a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Pledged Property, together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto and such other flood diligence items and evidence of compliance with flood insurance requirements set forth in the Credit Agreement as the Administrative Agent may reasonably request; and

(l)receipt of all governmental approvals and consents necessary for the Loan Parties to execute, deliver and perform their obligations under this Refinancing Amendment and the Credit Agreement, as amended by this Refinancing Amendment.

SECTION 2.    Fees. All fees and expenses required to be paid on or before the Refinancing Effective Date shall have been paid (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent).

SECTION 3.    Credit Extension. The Administrative Agent shall have received a Request for Credit Extension from the Borrower in respect of the Refinancing Term B Loans in accordance with the requirements of the Credit Agreement.

ARTICLE IV

THE REFINANCING TERM B LOANS

SECTION 1.    Applicable Rate. The Applicable Rate with respect to the Refinancing Term B Loans shall be a rate per annum equal to (i) if the Secured Leveraged Ratio is less than 2.50:1.00, (x) 2.25%, in the case of Eurodollar Rate Loans and LIBOR Daily Floating Rate Loans, and (y) 1.25%, in the case of Base Rate Loans, and (ii) if the Secured Leverage Ratio is greater than or equal to 2.50:1.00, (x) 2.50%, in the case of Eurodollar Rate Loans and LIBOR Daily Floating Rate Loans, and (y) 1.50%, in the case of Base Rate Loans. Any increase or decrease in the Applicable Rate with respect to the Refinancing Term B Loans resulting from a change in the Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) of the Credit Agreement; provided, however, that (i) if a Compliance Certificate is not delivered when due in accordance with Section 6.02(b), then the rates described in clause (ii) of the foregoing sentence shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day after the date such certificate is delivered and (ii) for the period beginning on the Refinancing Effective Date and ending on the first date thereafter on which a Compliance Certificate is delivered pursuant to Section 6.02(b) of the Credit Agreement, the rates described in clause (ii) of the foregoing sentence shall apply. Subject to the provisions of Section 2.08(b) of the Credit Agreement, (i) each Refinancing Term B Loan that is a Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Refinancing Term B Loan that is a Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Refinancing Term B Loan that is a LIBOR Daily Floating Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Eurodollar Rate for LIBOR Daily Floating Rate Loans plus the Applicable Rate.

SECTION 2.    Repayment of Refinancing Term B Loans. The Borrower shall make repayments of the Refinancing Term B Loans on or before the last Business Day of each fiscal quarter of the Borrower commencing with the first full fiscal quarter of the Borrower after the Refinancing Effective Date in an amount equal to (x) 0.25% of the aggregate principal amount of the Refinancing Term B Loans made on the Refinancing Effective Date plus (y) 0.25% of the aggregate principal amount of any increased Refinancing Term B Loan made pursuant to Section 2.15 of the Credit Agreement . The Borrower shall repay the outstanding principal amount of all Refinancing Term B Loans on the Maturity Date for the Refinancing Term B Loans, which shall be September 15, 2023.

SECTION 3.    Optional Prepayments. In the event of a full or partial prepayment of any Refinancing Term B Loan (other than as required by Sections 2.05(e), 2.05(f) and 2.07(c) of the Credit Agreement and other than in connection with a Change of Control or Transformational Acquisition) effected prior to the six-month anniversary of the Refinancing Effective Date through the issuance of any Indebtedness (which, for the avoidance of doubt, shall exclude any drawing under any Revolving Credit Facility) having a lower All-In-Yield than the All-In-Yield then in effect in respect of the Refinancing Term B Loans being repaid, such prepayment shall include a premium in an amount equal to 1.00% of the principal amount so repaid. In the event that any amendment to this Refinancing Amendment, the Credit Agreement or any other Loan Document that has the effect of decreasing the interest rate payable in respect of any Refinancing Term B Loan (other than any such amendment in connection with a Change of Control or Transformational Acquisition) is effected prior to the six-month anniversary of the Refinancing Effective Date, the Borrower shall pay an amendment fee (x) to any Lender approving such amendment (other than any replacement Lender replacing a Lender pursuant to Section 10.16 of the Credit Agreement in connection with such amendment) in an amount equal to 1.00% of the principal amount of the Refinancing Term B Loans for which such interest rate is decreased and (y) to any Lender replaced pursuant to Section 10.16 of the Credit Agreement in connection with such amendment in an amount equal to 1.00% of the principal amount of such Refinancing Term B Loans being assigned pursuant to such replacement.

ARTICLE V

MISCELLANEOUS

SECTION 1.    Delivery of Local Legal Opinions. Within 30 days after the date hereof (or such later date as the Administrative Agent may agree in its sole discretion), the Loan Parties shall deliver to the Administrative Agent favorable opinions of Jones Walker LLP, Greenberg Traurig, LLP, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, and Phelps Dunbar LLP, counsel to the Loan Parties, or such other firms in any relevant jurisdiction as may be reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and each Refinancing Term B Lender, which shall cover such matters as the Administrative Agent may reasonably request.

SECTION 2.    Amendment, Modification and Waiver. This Refinancing Amendment may not be amended, modified or waived except by an instrument or instruments in writing, signed and delivered on behalf of the Borrower and the Administrative Agent (acting at the direction of such Lenders as may be required under Section 10.01 of the Credit Agreement).

SECTION 3.    Entire Agreement. THIS REFINANCING AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 4.    GOVERNING LAW. THIS REFINANCING AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS REFINANCING AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.    Severability. If any provision of this Refinancing Amendment or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Refinancing Amendment and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6.    Counterparts. This Refinancing Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 7.    Loan Document. This Refinancing Amendment shall constitute a “Loan Document” as defined in the Credit Agreement.

SECTION 8.    Non-Covenant Facility. The Refinancing Term B Facility shall be a Non-Covenant Facility (as such term is defined in the Credit Agreement).

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Refinancing Amendment as of the date first written above.

BOYD GAMING CORPORATION

By: /s/ Josh Hirsberg
Name: Josh Hirsberg
Title: Executive Vice President, Treasurer and Chief Financial Officer

BANK OF AMERICA, N.A., as Refinancing Term B Lender

By: /s/ Brandon Bolio
Name: Brandon Bolio
Title: Director

Consented to by:

BANK OF AMERICA, N.A., as Administrative Agent

By: /s/ Darleen R. DiGrazia
Name: Darleen R. DiGrazia
Title: Vice President

SCHEDULE A
REFINANCING TERM B COMMITMENTS

Lender	Refinancing Term
B Commitment
Bank of America, N.A.	$1,264,500,000
Total:	$1,264,500,000